Exhibit 99.5
VOTING AGREEMENT
          THIS VOTING AGREEMENT (this “Agreement”) is entered into as of July 1, 2008, by and among EGI-MBRK, L.L.C., a Delaware limited liability company (the “Investor”), MiddleBrook Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and the party identified on Schedule A hereto (“Stockholder”).
WITNESSETH:
          WHEREAS, concurrently with the execution of this Agreement, the Investor and the Company are entering into a Securities Purchase Agreement of even date herewith (the “Purchase Agreement”) pursuant to which the parties thereto have agreed, upon the terms and subject to the conditions set forth therein, that the Company will sell to the Investor (i) 30,303,030 shares of the authorized but unissued shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”) and (ii) a warrant to purchase an aggregate of 12,121,212 shares of Common Stock (the “Warrant”) (the “Transaction”); and
          WHEREAS, as of the date hereof, Stockholder is the Beneficial Owner (as defined hereinafter) of the number of shares of Common Stock set forth across from Stockholder’s name on Schedule A hereto (the “Subject Shares”); and
          WHEREAS, as an inducement and a condition to entering into the Purchase Agreement, the Investor has required that Stockholder enter into this Agreement.
          NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:
          Section 1. Definitions. Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Purchase Agreement. For purposes of this Agreement, the following terms shall have the following respective meanings:
               (a) “Agreement” shall have the meaning ascribed to such term in the preamble hereof.
               (b) “Amendment” shall have the meaning ascribed to such term in Section 6(b) hereof.
               (c) “Beneficially Own” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a person include securities Beneficially Owned by all other persons with whom such person would constitute a “group” within the meaning of Section 13(d) of the Exchange Act with respect to the securities of the same issuer.
               (d) “Common Stock” shall have the meaning ascribed to such term in the recitals hereof.
               (e) “Company” shall have the meaning ascribed to such term in the preamble hereof.
               (f) “Government Entity” means any supranational, national, state, municipal, local or foreign government or regulatory body, any instrumentality, subdivision, court, tribunal, administrative agency or commission or other governmental authority, board, legislature or department, including any state attorney general.
               (g) “Investor” shall have the meaning ascribed to such term in the preamble hereof.
               (h) “Investor Designees” shall have the meaning ascribed to such term in Section 10 hereof.
               (i) “Law” means any rule, regulation, statute, ordinance or code or charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative and whether formal or informal, promulgated by any Government Entity, including any common law, state and federal law, securities law and law of any foreign jurisdictions.
               (j) “Proxy” shall have the meaning ascribed to such term in Section 7 hereof.
               (k) “Purchase Agreement” shall have the meaning ascribed to such term in the recitals hereof.
               (l) “Securities” means the Subject Shares together with any shares of Common Stock or other securities of the Company Beneficially Owned by Stockholder in any capacity after the date hereof and prior to the termination of this Agreement whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, split-up, recapitalization, combination, exchange of shares or the like, gift, bequest, inheritance or as a successor in interest in any capacity or otherwise.
               (m) “Stockholder” shall have the meaning ascribed to such term in the preamble hereof.
               (n) “Subject Shares” shall have the meaning ascribed to such term in the recitals hereof.

               (o) “Transaction” shall have the meaning ascribed to such term in the recitals hereof.
               (p) “Warrant” shall have the meaning ascribed to such term in the recitals hereof.
          Section 2. Representations and Warranties of Stockholder. Stockholder represents and warrants to the Investor as follows:
               (a) Ownership of Shares. As of the date hereof and at all times prior to the earlier of the Closing and the termination of this Agreement in accordance with its terms, Stockholder is and will be the Beneficial Owner of the Subject Shares. As of the date hereof, Stockholder does not beneficially own any other securities of the Company.
               (b) Authority; Binding Agreement. Stockholder has all requisite power and authority, corporate or otherwise, to enter into this Agreement and to perform all of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes the legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general equitable principles.
               (c) No Filings; No Conflicts. No filing with, and no permit, authorization, consent or approval of, any Government Entity is necessary for the execution of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein will not (i) result in any violation of the organizational documents applicable to Stockholder, (ii) conflict with, result in the breach or violation of, or constitute a breach or violation of any of the terms and provisions of, or constitute a default under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession or other instrument or obligation to which Stockholder is a party or by which Stockholder or any of its properties or assets is bound or affected or (iii) conflict with or violate any Law applicable to Stockholder or any of Stockholder’s properties or assets.
               (d) No Encumbrance. The Subject Shares are now and, at all times prior to the earlier of the Closing and the termination of this Agreement in accordance with its terms, and the Securities Beneficially Owned by Stockholder will be, held by Stockholder free and clear of any proxy, voting restriction or other Lien.
          Section 3. Representations And Warranties of the Investor. The Investor hereby represents and warrants to Stockholder as follows:
               (a) Authority; Binding Agreement. The Investor has all requisite limited liability company power and authority to enter into this Agreement and to perform the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Investor and constitutes the legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general equitable principles.
               (b) No Conflicts. Except as contemplated by the Purchase Agreement or Registration Rights Agreement, no filing with, and no permit, authorization, consent or approval of, any Government Entity is necessary for the execution of this Agreement by the Investor and the consummation by the Investor of the transactions contemplated hereby, and none of the execution, delivery or performance of this Agreement by the Investor or the consummation of the transactions contemplated hereby shall conflict with or result in any violation of or default by the Purchaser (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under (i) any provision of the organizational documents of the Purchaser, (ii) any material agreement or instrument, permit, franchise, or license or (iii) any Law applicable to the Purchaser or its respective properties or assets except, in the case of the foregoing clauses (ii) and (iii), such conflicts, violations or defaults which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated by this Agreement.
          Section 4. Disclosure. Stockholder hereby agrees to permit the Company to publish and disclose in the Proxy Statement (including all documents and schedules filed with the SEC), and in any press release or other disclosure document which the Investor and the Company determine to be necessary or desirable in connection with the Transaction, Stockholder’s identity and ownership of the Subject Shares and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement.
          Section 5. Transfer And Other Restrictions. Prior to the earlier of the termination of this Agreement in accordance with its terms or the Closing, Stockholder agrees not to, directly or indirectly:
               (a) offer for sale, sell, transfer, tender, gift, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, gift, tender, pledge, encumbrance, assignment or other disposition of any or all of the Securities or any interest therein;
               (b) grant any proxy, power of attorney, consent or other authorization, deposit any of the Securities into a voting trust or enter into a voting agreement or arrangement with respect to the Securities except as provided in this Agreement; or
               (c) take any other action for the purpose of making any representation or warranty of Stockholder contained herein untrue or incorrect or preventing, limiting or impeding Stockholder from performing its obligations under this Agreement.
          Section 6. Voting of the Securities in Favor of the Transaction. Stockholder hereby agrees that, during the period commencing on the date hereof and continuing until the first to occur of (i) the Closing or (ii) termination of this Agreement in accordance with its terms, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the stockholders of the Company, however called, Stockholder will appear at the meeting or otherwise cause the Securities Beneficially Owned by Stockholder to be counted as present thereat for purposes of establishing a quorum and vote (or cause to be voted) the Securities:
               (a) in favor of the Transaction, including the issuance of the Shares and the Warrant as contemplated by the Purchase Agreement and any actions required in furtherance thereof and hereof;
               (b) in favor of the adoption of the amendment to the Amended and Restated Advancis Pharmaceutical Corporation Stock Incentive Plan as contemplated by the Purchase Agreement (the “Amendment”);
               (c) against approval of any proposal made in opposition to or in competition with the consummation of the Transaction or the adoption of the Amendment, including, without limitation, any Alternative Proposal; and
               (d) against any other action that is intended to, or could impede, interfere with, delay, postpone, discourage or adversely affect, the Transaction or the adoption of the Amendment.
          Stockholder may not enter into any agreement, arrangement or understanding with any person or take any other action the effect of which would be inconsistent with or violative of any provision contained in this Section 6.
          Section 7. Proxy. Concurrently with the execution of this Agreement, Stockholder agrees to deliver to the Investor the Proxy in the form attached hereto as Annex I (the “Proxy”). Stockholder represents that any proxies heretofore given in respect of the Securities, if any, are revocable and revokes any such proxies.
          Section 8. Stop Transfer; Legending of Shares.
               (a) Stockholder agrees with, and covenants to, the Investor that Stockholder will not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Securities.
               (b) In the event of a stock dividend or distribution, or any change in the Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of share or the like other than pursuant to the Transaction, the term “Subject Shares” will be deemed to refer to and include the shares of Common Stock listed on Schedule A hereto as well as all such dividends and distributions and any shares into which or for which any or all of the Securities may be changed or exchanged and appropriate adjustments shall be made to the terms and provisions of this Agreement.

               (c) If so requested by the Investor, Stockholder hereby agrees the Company’s transfer books shall reflect that the Securities are subject to this Agreement and to a proxy.
          Section 9. Alternative Proposals; Non-Solicitation. Stockholder covenants and agrees that between the date hereof and the Closing, it shall not, directly or indirectly, (a) initiate or solicit or knowingly facilitate or encourage any inquiry or the making of any proposal that constitutes an Alternative Proposal, (b) enter into any letter of intent, memorandum of understanding or other agreement, arrangement or understanding relating to any Alternative Proposal, (c) continue or otherwise participate in any discussions or negotiations regarding, furnish to any Person any information or data with respect to, or otherwise cooperate with or take any other action to facilitate any proposal that (i) constitutes any Alternative Proposal or (ii) requires the Company to abandon, terminate or fail to consummate the transactions contemplated by the Purchase Agreement or (d) submit to the stockholders of the Company for their approval or adoption any Alternative Proposal or any amendment to the Certificate of Incorporation or Bylaws, or agree or publicly announce an intention to take any of the foregoing actions. Stockholder shall immediately cease participating in any discussions or negotiations with any parties that may be ongoing with respect to an Alternative Proposal.
          Section 10. Voting of the Securities in Favor of Investor Designees. Stockholder hereby agrees that, for so long as the Investor has the right under Section 8.8 of the Purchase Agreement to designate two directors to the Company Board (such designees, the “Investor Designees”), at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company, Stockholder will appear at the meeting or otherwise cause the Securities Beneficially Owned by Stockholder to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) such Securities:
               (a) in favor of the Investor Designees; and
               (b) against approval of any proposal or other action made in opposition to, in competition with or intended to, or which could impede, interfere with, delay, postpone, discourage or adversely affect, the election of the Investor Designees or the Investor’s rights under Section 8.8 of the Purchase Agreement.
          Stockholder may not enter into any agreement, arrangement or understanding with any person or take any other action the effect of which would be inconsistent with or violative of any provision contained in this Section 10.
          Section 11. Public Announcement. Without the prior written consent of the Investor, between the date hereof and the earlier of the termination of this Agreement in accordance with its terms and the Closing, Stockholder shall not make any public announcement relating to this Agreement, the Purchase Agreement, the Transaction or the Amendment.

          Section 12. Termination. This Agreement shall automatically terminate on the earliest of (a) termination of the Purchase Agreement pursuant to its terms, (b) the agreement of the parties hereto to terminate this Agreement, or (c) December 31, 2008; provided, however, that termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against the other party hereto for such party’s breach of any of the terms of the Agreement. Notwithstanding the foregoing, Section 13 of this Agreement shall survive the termination of this Agreement. The representations and warranties made herein shall not survive the termination of this Agreement.
          Section 13. Miscellaneous.
               (a) Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (i) are not intended to confer upon any other person any rights or remedies hereunder.
               (b) Successors and Assigns. This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Without relieving any party hereto of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.
               (c) Amendment and Modification. This Agreement may not be amended, altered, supplemented or otherwise modified or terminated except upon the execution and delivery of a written agreement executed by the parties hereto.
               (d) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

(i)	if to the Investor:

c/o Equity Group Investments, L.L.C.
Two North Riverside Plaza
Chicago, IL 60606
Attention: General Counsel and William Pate
Facsimile: (312) 454-0335

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive
Chicago, Illinois 60606
Attention: Peter C. Krupp
Susan S. Hassan
Facsimile: (312) 407-0411

(ii)	if to Stockholder, to the address set forth opposite Stockholder’s name on Schedule A hereto.

(iii)	if to the Company:

MiddleBrook Pharmaceuticals, Inc.
20425 Seneca Meadows Parkway
Germantown, Maryland 20876
Attn.: Edward M. Rudnic, Ph.D.
President and Chief Executive Officer
Fax: 301-944-6700

with a copy to (which shall not constitute notice):

Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, New York 10019
Attention: Frederick W. Kanner, Esq.
Fax: 212-259-6333
               (e) Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
               (f) Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
               (g) No Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.
               (h) Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.
          (i) This Agreement shall be governed by and construed in accordance with the internal and substantive laws of the State of Delaware, without regard to any conflicts of laws concepts which would apply the substantive law of some other jurisdiction.
          (ii) Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware and the Federal courts of the United States of America located in the State of Delaware for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.
               (i) Descriptive Heading. The descriptive headings used herein are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.
               (j) Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.
               (k) Counterparts. This Agreement may be executed in two or more counterparts, and by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.
               (l) Further Actions. Stockholder agrees that it will do all things reasonably necessary or desirable as requested by the Investor (at the Investor’s cost and expense) to effectuate this Agreement, including without limitation, executing such other proxies with respect to any Securities as the Investor may request.
               (m) Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
[Signature page follows.]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

EGI-MBRK, L.L.C.
By:	/s/ Philip G. Tinkler
	Name:	Philip G. Tinkler
	Title:	Vice President

MIDDLEBROOK PHARMACEUTICALS, INC.
By:	/s/ Edward M. Rudnic
	Name:	Edward M. Rudnic, Ph.D.
	Title:	President & Chief Executive Officer

STOCKHOLDER
RHO VENTURES V, L.P.
By: RMV V, L.L.C. Its General Partner
By: Rho Capital Partners LLC, Its Managing Member
By: /s/ Jeffrey I. Martin
Name: Jeffrey I. Martin
Title: Attorney-in-Fact
Common Stock Beneficially Owned:
3,874,863

STOCKHOLDER
RHO VENTURES V AFFILIATES, L.L.C.
By: RMV V, L.L.C. Its General Partner
By: Rho Capital Partners LLC, Its Managing Member
By: /s/ Jeffrey I. Martin
Name: Jeffrey I. Martin
Title: Attorney-in-Fact
Common Stock Beneficially Owned:
340,212

STOCKHOLDER
RHO MANAGEMENT TRUST I
By: Rho Capital Partners Inc., As Investment Advisor
By: /s/ Jeffrey I. Martin
Name: Jeffrey I. Martin
Title: Attorney-in-Fact
Common Stock Beneficially Owned:
115,316

ANNEX I
PROXY
     The undersigned Stockholder of MiddleBrook Pharmaceuticals, Inc., a Delaware corporation (the “Company”), hereby appoints the Investor and its designees, and each of them individually, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and re-substitution, to the full extent of the undersigned’s right, with respect to the shares of the Company beneficially owned by the undersigned, which number of shares are listed on this Proxy (the “Shares”), and any and all shares or other securities of the Company acquired by the Stockholder in any capacity after the date hereof and prior to the termination of this Agreement whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, split-up, recapitalization, combination, exchange of shares or the like, gift, bequest, inheritance or as a successor in interest in any capacity or otherwise (the “Securities”), until the termination of the Voting Agreement dated as of the date hereof (the “Voting Agreement”) among EGI-MBRK, L.L.C. (the “Investor”), the Company and the undersigned Stockholder pursuant to its terms. Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Voting Agreement. Upon the execution hereof, all prior proxies given by the undersigned with respect to the Shares and any and all Securities are hereby revoked and no subsequent proxies will be given.
     This proxy is coupled with an interest, is granted pursuant to the Voting Agreement and is granted in consideration of the Investor entering into the Purchase Agreement. The attorneys and proxies named above are empowered to exercise all voting rights (including, without limitation, the power to execute and deliver written consents with respect to the Shares) of the undersigned at any time prior to termination of the Voting Agreement at every annual, special or adjourned meeting of the stockholders of the Company and in every written consent in lieu of such meeting:
          (A) in favor of the Transaction, including the issuance of the Shares and the Warrant as contemplated by the Purchase Agreement and any actions required in furtherance thereof and hereof;
          (B) in favor of adoption of the Amendment;
          (C) against approval of any proposal made in opposition to or in competition with the consummation of the Transaction or adoption of the Amendment, including, without limitation, any Alternative Proposal; and
          (D) against any other action that is intended to, or could impede, interfere with, delay, postpone, discourage or adversely affect, the Transaction or adoption of the Amendment.

     Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

Dated: July 1, 2008	Signature of Stockholder:

RHO VENTURES V, L.P.
By: RMV V, L.L.C. Its General Partner
By: Rho Capital Partners LLC, Its Managing Member

/s/ Habib Kairouz Name: Habib Kairouz
Title Managing Member

Print Name of Stockholder:
Rho Ventures V, L.P.
Shares beneficially owned
Common Stock: 3,874,863

     Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

Dated: July 1, 2008	Signature of Stockholder:

RHO VENTURES V AFFILIATES, L.L.C.
By: RMV V, L.L.C. Its General Partner
By: Rho Capital Partners LLC, Its Managing Member

/s/ Habib Kairouz Name: Habib Kairouz
Title: Managing Member

Print Name of Stockholder:
Rho Ventures V Affiliates, L.L.C.
Shares beneficially owned
Common Stock: 340,212

     Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

Dated: July 1, 2008	Signature of Stockholder:

RHO MANAGEMENT TRUST I
By: Rho Capital Partners Inc., As Investment Advisor

/s/ Habib Kairouz Name: Habib Kairouz
Title: Managing Member

Print Name of Stockholder:
Rho Management Trust I
Shares beneficially owned
Common Stock: 115,316

The Company, by action of its board of directors, hereby (i) acknowledges receipt of the Proxy and (ii) confirms that the Proxy has been appropriately filed with the Company.

MIDDLEBROOK PHARMACEUTICALS, INC.
By:	/s/ Edward M. Rudnic
	Name:	Edward M. Rudnic, Ph.D.
	Title:	President & Chief Executive Officer